Exhibit 10.7

January 24, 2007

Mr. James E. Woys

President, Government & Specialty Services

[ADDRESS]

[ADDRESS]

Dear Jim:

The purpose of this letter agreement is to amend your Employment Letter Agreement (the “Letter Agreement”) dated as of January 30, 2006, by and between you and Health Net, Inc. (the “Company”) as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Letter Agreement. Except as set forth below, all other terms of the Letter Agreement shall remain in full force and effect.

Paragraph 1, Section A is hereby amended and restated as follows:

Duties. Your title is President Government & Specialty Services but may be changed at the discretion of the Company to a title that reflects a similarly senior executive position. You report directly to Jay Gellert, President and Chief Executive Officer of the Company, but your reporting relationship may be changed from time to time at the discretion of the Company. Your duties and responsibilities are to provide executive leadership and management of the Federal Services business unit, but the Company reserves the right to assign you other duties as needed and to change your duties from time-to-time on reasonable notice, based on your skills and the needs of the Company. Effective November 10, 2006, you were asked to assume the role of Interim Chief Financial Officer for the Company. Your duties and responsibilities as Interim Chief Financial Officer are to provide executive leadership and management of the Company’s Finance department until such a time as the Company appoints a new Chief Financial Officer. You shall continue to report to Jay Gellert in your role as Interim Chief Financial Officer.

Paragraph 5, Section G is added as follows:

Corporate Housing. From January 1, 2007 through December 31, 2007, in lieu of hotel accommodations, the Company will provide you with a furnished corporate apartment in Woodland Hills, CA. All expenses associated with such corporate housing will be deemed to be imputed income to you and will be “grossed-up” for income tax purposes at the applicable federal and state income tax level.

In order to confirm your agreement with the Company and your acceptance of these terms, please sign one copy of this letter and return it to me.

Very truly yours,

/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

This will confirm my agreement to the amendment set forth above.

/s/Jim Woys	1-26-07
Jim Woys	Date

cc:	Karin Mayhew
D.Colia – for J. Woys personnel file